Exhibit 10.8

CONSULTING SERVICES AGREEMENT

  This Consulting Services Agreement (the “Agreement”) is made as of the 22nd day of July, 2010 by and between CIRCLE BANK (“Bank”) with its place of business at 1400 A Grant Avenue, Novato, CA 94945 and ARTHUR CHATHAM (The “Consultant”) with his place of business at 13929 Williams Rd., CA 95442.

  Owner, desires to engage the Consultant to provide certain services as more fully defined below.

  For and in consideration of the premises and the mutual covenants and conditions contained herein, the Bank, and the Consultant hereby agree as follows:

    1.      SCOPE OF SERVICES

The scope of services to be provided herein is for consulting services to assist the Bank with the disposition of Real Estate Owned (REO) and assist with the resolution of problems with Non Performing Assets (NPA’s) as the Owner shall direct. Services shall include, but shall not be limited to, acting as Banks representative in overseeing and participating in the selection of real estate professionals, recommending other project consultants, Interfacing with borrowers, government entities, real estate developers or other potential buyers, and to the extent necessary building contractors. Consultant shall provide other services as directed by the Bank.

    2.     COMMENCEMENT DATE AND TERM

The term of this Agreement shall be deemed to commence on July 22, 2010 and shall expire upon the satisfactory completion (or abandonment) of the projects, unless extended by mutual consent of the Bank and the Consultant, in writing.

    3.      COMPENSATION

Owner shall pay to the Consultant the contract management fee of $75.00 per hour payable monthly based upon progress billings submitted by the Consultant.

Consultant shall be entitled to reimbursement for actual out of pocket expenses incurred during the course of this contract.

    4.      CONSULTANT/BANK RELATIONSHIP

The parties hereto agree that in the performance of its duties and obligations hereunder, the Consultant is not the agent of the Bank but is acting as an independent consultant, within the generally accepted meaning of the term. The Consultant agrees that in connection with the Services provided hereunder he shall not be considered an employee of the Bank by virtue of this Agreement or the Services performed hereunder.

    5.      INDEMNITY

To the extent permitted by law, the Consultant shall defend, indemnify and hold the Bank harmless from and against all liability, claims, damages, judgments. Loss and actions (Claims”) of any nature whatsoever which arise out of or are connected with the performance of the services by the Consultant and where such Claims result from the negligence or acts, errors, omissions, breach of contract, fraud or bad faith of the Consultant.

To the extent permitted by law, the Bank shall defend, indemnify and hold the Consultant harmless from and against all Claims which arise out of or are connected with the failure or refusal of the Bank to make payment, or to perform an other contractual obligation due to third parties providing work, labor or services to the project where such Claims arise from any breach of contract by the Bank or where such Claims result from the sole negligence or acts, errors, omissions, fraud or bad faith of the Bank without any direct or indirect participation of the Consultant as the basis for said Claims.

    6      MISCELLANEOUS

Liability. No personal liability shall accrue hereunder against any individual, officer, director, shareholder, employee, or principal (disclosed or undisclosed) or the Bank or the Consultant with respect to the performance of the duties and obligations called for herein,

Notices. AH notices required or permitted to be given on one party to the other hereunder shall be in writing and shall be sent by U.S. Mail or commercial messenger service, or shall be hand-delivered to the following address:

IF TO BANK:

Ms. Kim Kaselionis
Circle Bank
1400 A Grant Street
Novato, CA 94945

IF TO THE CONSULTANT:

Arthur R. Chatham
P.O. Box 1413
13929 Williams Road
Glen Ellen, CA 95442

Entire Agreement. This Agreement, including all exhibits attached hereto constitutes the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. Each party further agrees with, and represents to the other that, except as set forth in this Agreement, neither the other party nor any representative of the other party has made any representation or promise not embodied in this Agreement upon which the parties have relied.

Confidential Information. The Consultant shall not use for its own advantage nor disclose to any third party, any proprietary or confidential information relating to the business operations or properties of the Bank, obtained during the course of the services. The contents and substance of all discussions and communications relating to such proprietary or confidential information, oral or written, between The Bank and the Consultant shall be kept confidential and shall not be disclosed by the Consultant to any persons or entities, including governmental authorities or community groups, without the prior written consent of the Bank. The provisions of this subparagraph shall survive the termination of this agreement.

governmental authorities or community groups, without the prior written consent of the Bank. The provisions of this subparagraph shall survive the termination of this agreement.

Applicable Law. This Agreement is to be performed in and shall be interpreted, construed and enforced pursuant to the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

By:	By:

Circle Bank	Arthur R. Chatham

7-22-10